EXHIBIT 4(c)
                                 PROMISSORY NOTE

$27,247.83                                             ___________________, 1996
                                                       Hollywood, Florida

         FOR VALUE RECEIVED, ROYAL PALM BEACH COLONY, LIMITED PARTNERSHIP, a Delaware limited partnership, promises to pay to the order of HASAM REALTY LIMITED PARTNERSHIP, a Florida limited partnership, at its principal office located in Hollywood, Florida (or such other place as the holder may designate) the principal sum of Twenty-Seven Thousand Two Hundred Forty-Seven Dollars and 83/100 ($27,247.83), plus interest thereon from date at the Rate hereinafter defined.

         For purposes hereof, "Prime Rate" means the highest fluctuating rate of interest per annum as published by the Wall Street Journal. The outstanding loan principal balance shall bear interest at a variable rate per annum equal to the Prime Rate plus two percent (2.0%). The interest rate hereunder shall be adjusted daily in accordance with fluctuations in the Prime Rate. Interest shall be computed on the basis of a daily amount of interest accruing on the daily outstanding principal balance during a 360 day year multiplied by the actual number of days the principal is outstanding during such applicable interest period.

         The then outstanding principal balance of this Note, plus all accrued but unpaid interest, shall be due and payable on August 31, 1996, or earlier upon the sale, transfer or other conveyance of all or any part of the property securing this Note (the "Maturity Date").

         After default or maturity or upon acceleration, and thereafter, the unpaid indebtedness then evidenced by this Note shall bear interest at a fixed rate equal to the maximum rate then permitted by applicable law.

         In no event shall this Note permit the collection of any interest which would be usurious under the law governing this transaction. If any such interest in excess of the maximum rate allowable under applicable law has been collected, Maker agrees that the amount of interest collected above the maximum rate permitted by applicable law, together with interest thereon at the rate required by applicable law, shall be refunded to Maker, and Maker agrees to accept such refund.

         This Note may be prepaid in whole or in part at any time without penalty.

         Anyone now or at any time liable for payment of this Note, whether directly or indirectly, hereby waives presentment, protest, notice of protest and dishonor.

         Maker further agrees to pay all costs of collection, including without limitation a reasonable attorney's fee, in case the principal of this Note or any installment of interest thereon is not paid when due, or in case it becomes necessary to protect the security hereof, whether suit be brought or not.

         This Note is secured by a first mortgage dated June 29, 1995, and recorded in the official records of Palm Beach, Florida at Official Records Book 8834, at Page 126, encumbering certain property in the State of Florida, and represents deferred and unpaid interest on a promissory note dated June 29, 1995 in the original principal amount of $500,000 (the "Promissory Note") and shall be of equal dignity and priority with said Promissory Note, and as given in consideration of Payee's forbearance and waiver of Maker's past default in payment of installments of interest due under said Promissory Note and first mortgage, and is to be construed and enforced according to the laws of the State of Florida; upon default in the payment of principal and/or interest when due, the whole sum of principal and interest remaining unpaid shall, at the option of the holder, become immediately due and payable.

         MAKER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE AND ANY DOCUMENT EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF MAKER, GUARANTORS OR HOLDER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE HOLDER'S MAKING THE LOAN EVIDENCED HEREBY.

         IN WITNESS WHEREOF, Maker has caused this Note to be duly executed as of the day and year first above written.

                  ROYAL PALM BEACH COLONY, LIMITED PARTNERSHIP

                  By:      STEIN MANAGEMENT COMPANY, INC., a
                           Florida corporation, Managing General Partner

                  By:      ________________________________________________
                                                      , President

                                             [Corporate Seal]


                  Attest:  ________________________________________________
                                                      , Secretary

                                                                    EXHIBIT 4(d)
                                PROMISSORY NOTE


S500,000.00                                                        June 29, 1995
                                                              Hollywood, Florida


FOR VALUE RECEIVED, ROYAL PALM BEACH COLONY, LIMITED PARTNERSHIP, a Delaware limited partnership, promises to pay to the order of HASAM REALTY LIMITED PARTNERSHIP, a Florida limited partnership, at its principal office located in Hollywood, Florida (or such other place as the holder may designate) the principal sum of Five Hundred Thousand Dollars ($500,000.00), plus interest thereon from date at the Rate hereinafter defined.

For purposed hereof, "Prime Rate" means the highest fluctuating rate of interest per annum as published by the Wall Street Journal. The outstanding loan principal balance shall bear interest at a variable rate per annum equal to the Prime Rate plus two percent (2.0%). The interest rate hereunder shall be adjusted daily in accordance with fluctuations in the Prime Rate. Interest shall be computed on the basis of a daily amount of interest accruing on the daily outstanding principal balance during a 360-day year multiplied by the actual number of days the principal is outstanding during such applicable interest period.

Interest accrued in accordance with this Note shall be due and payable monthly, in arrears, on the first day of each month immediately following the calendar month for which said interest has accrued. All accrued but unpaid interest shall be due and payable in full on the Maturity Date hereinafter defined.

The then outstanding principal balance of this Note, plus all accrued but unpaid interest, shall be due and payable one (l) year from the date of this Note, or earlier upon the sale, transfer or other conveyance of all or any part of the property securing this Note (the "Maturity Date").

Should Maker fail to pay the installments of interest on any due date provided for herein, then Maker further promises to to pay a late payment charge equal to four percent (4%) of the amount of the unpaid installment.

After default or maturity or upon acceleration, and thereafter, the unpaid indebtedness then evidenced by this Note shall bear interest at a fixed rate equal to the maximum rate then permitted by applicable law.

In no event shall this Note permit the collection of any interest which would be usurious under the law governing this transaction. If any such interest in excess of the maximum rate allowable under applicable law has been collected, Maker agrees that the amount of interest collected above the maximum rate permitted by applicable law, together with interest thereon at the rate required by applicable law, shall be refunded to Maker, and Maker agrees to accept such refund.

This Note may be prepaid in whole or in part at any time without penalty.

Anyone now or at any time liable for payment of this Note, whether directly or indirectly, hereby waives presentment, protest, notice of protest and dishonor.

Maker further agrees to pay all costs of collection, including without limitation a reasonable attorney's fee, in case the principle of this Note or any installment of interest thereon is not paid when due, or in case it becomes necessary to protect the security hereof, whether suit be brought or not.

This Note is secured by a first mortgage of even date herewith encumbering certain property in the State of Florida, and is to be construed and enforced according to the laws of the State of Florida; upon default in the payment of principal and/or interest when due, the whole sum of principal and interest remaining unpaid shall, at the option of the holder, become immediately due and payable.

MAKER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE AND ANY DOCUMENT EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF MAKER, GUARANTORS OR HOLDER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE HOLDER'S MAKING THE LOAN EVIDENCED HEREBY.

IT WITNESS WHEREOF, Maker has caused this Note to be duly executed as of the day and year first above written.

                                    ROYAL PALM BEACH COLONY, LIMITED PARTNERSHIP

                                    By: STEIN MANAGEMENT COMPANY, INC., a
                                        Florida corporation, Managing General
                                        Partner

                                    By: /s/Martin Katz, President
                                        -------------------------
                                        Martin Katz, President

                                    [seal]

                                    Attest: /s/Linda Baer
                                           ------------------------
                                           Linda Baer, Secretary

             LIMITED PARTNERSHIP RESOLUTION/INCUMBENCY CERTIFICATE

         The undersigned Managing General Partner of ROYAL PALM BEACH COLONY, LIMITED PARTNERSHIP, a Delaware limited partnership, ("Borrower" or "Limited Partnership") hereby certifies that the following is a true and correct copy of a Resolution adopted at a duly called special meeting of the general partners of the Limited Partnership, which was held at the officer of the Limited Partnership on May 26, 1995, at which meeting a quorum of the partners was present:

         WHEREAS, the Borrower desires to borrow $500,000.00 from HASAM REALTY LIMITED PARTNERSHIP, a Florida limited partnership ("Lender") for various purposes which are in furtherance of the business objectives of the Borrower; and

         WHEREAS, the Borrower desires to authorize STEIN MANAGEMENT COMPANY, INC., a Florida corporation, the Managing General Partner of the Limited Partnership ("Agent") to borrow such funds from the Lender on behalf of this Limited Partnership.

         NOW THEREFORE, it is hereby:

         RESOLVED, that the Agent is hereby authorized and empowered in the name and on behalf of the Limited Partnership to:

         (i) borrow $500,000.00 from the Lender;

         (ii) make, execute and deliver in form satisfactory to the Lender and its counsel a promissory note of this Limited Partnership evidencing the Limited Partnership's obligations for the repayment of such sums;

         (iii) make, execute and deliver a mortgage to the Lender to secure said promissory note on certain real property owned by this Limited Partnership as more particularly described on Exhibit "A" attached hereto; and

         FURTHER RESOLVED, that the approval and agreement of the Agent and this Limited Partnership of and to the terms and conditions in the documents executed by such Agent in connection with the transaction contemplated in these resolutions shall be conclusively established by its execution thereto; and

         FURTHER RESOLVED, that STEIN MANAGEMENT COMPANY, INC., a Florida corporation, is the Managing General Partner of the Limited Partnership, and is authorized and directed to execute in the name of this Limited Partnership, the necessary documents on behalf of the Limited Partnership as may be necessary in connections with transactions contemplated in these resolutions.

         So certified this 29th day of June, 1995.

                                    ROYAL PALM BEACH COLONY, LIMITED PARTNERSHIP

                                    By: STEIN MANAGEMENT COMPANY, INC., a
                                        Florida corporation, Managing General
                                        Partner

                                    By: /s/Martin Katz, President
                                        -------------------------
                                        Martin Katz, President

                   BOARD RESOLUTIONS//INCUMBENCY CERTIFICATE

         I hereby certify that I am the duly elected, qualified and serving Secretary of STEIN MANAGEMENT COMPANY, INC., a Florida corporation, ("Corporation"); that Corporation is organized and existing under the laws of the State of Florida; that the following is a true and correct copy of resolutions duly adopted at a meeting of the Board of Directors of Corporation, held on May 26, 1995, at which a quorum was present and acting throughout; that said meeting was duly authorized by the By-Laws of Corporation; that the actions taken at such meeting and reflected in said resolutions are now in full force and effect and have not been modified or amended; that on the date hereof the officers are as set forth below and that following are the genuine signatures of said officers:

         President       /s/ Martin Katz

         Secretary       /s/ Linda Baer

         "RESOLVED   that  on  behalf  of  ROYAL  PALM  BEACH  COLONY,   LIMITED
PARTNERSHIP (the "Limited Partnership"), of which this Corporation is the sole Managing General Partner, this Corporation enter into a certain loan made to the Limited Partnership, as borrower, from HASAM REALTY LIMITED PARTNERSHIP, a Florida limited partnership, a lender, in the principal amount of $500,000.00 secured by a mortgage on certain real property owned by the Limited Partnership and described on Exhibit "A" attached hereto.

         RESOLVED FURTHER, that the President of this Corporation be and is hereby authorized to execute and deliver the required loan documents and any other agreements which said lender may require, and to consent and agree to any and all terms to each and every one thereof;

         RESOLVED FURTHER, that the execution and delivery of any writings or the taking of any other actions in connection with the foregoing by the President or any other officer of this Corporation be and the same is hereby ratified as the act and deed of this Corporation;

         RESOLVED FURTHER, that the Secretary of this Corporation be and is hereby authorized to affix the seal of said Corporation to any writings executed by the President in connection with the foregoing, and to attest the same, but such attestation is not required to evidence the same as the act and deed of this Corporation."

         So certified this 29th day of June, 1995.

[Corporate Seal]

                              /s/Linda Baer
                              Secretary

                                                                    EXHIBIT 4(e)
                                    AGREEMENT

         THIS AGREEMENT, is made and entered into this 1st day of September, 1995 by and between ROYAL PALM BEACH COLONY LIMITED PARTNERSHIP, hereinafter called "Seller," and GERALD M. HIGIER, Trustee, hereinafter called "Purchaser," their heirs, executors, administrators, personal representatives, successors and permitted assigns, wherever the context so requires or admits:

                              W I T N E S S E T H:

         WHEREAS, the Seller is the fee simple owner of approximately ten and eight-tenths (10.8) acres of land, net of all road rights of way for Folsom Road and Crestwood Boulevard as presently located, all of which acreage is located westerly of the northwest corner of the intersection of Crestwood Boulevard and Southern Boulevard, in the Village of Royal Palm Beach, Palm Beach County, Florida, which property has a frontage on Southern Boulevard and a sketch of which property is attached as Exhibit "A" hereto (the "Property"); and
         WHEREAS, the Property includes the access driveway (the "access driveway") depicted on Exhibit "A" as part of the Property; and
         WHEREAS, Purchaser wishes to purchase and Seller wishes to sell the Property on the terms and conditions set forth herein;
         NOW, THEREFORE, in consideration of the premises, as well as the mutual covenants herein contained, it is agreed as follows:
         1. Purchase Price. Seller agrees to sell, and Purchaser agrees to purchase the Property for the sum of One Million Four Hundred Eleven Thousand Three Hundred Forty-Four and 00/XX Dollars ($1,411,344.00) which price is computed based on a rate of Three and 00/XX Dollars ($3.00) per square foot. The exact price will be determined based upon the acreage shown on the survey, and the parties acknowledge that the price may increase or decrease based on such acreage.

         2.  Payment  of  Purchase  Price.  The  Purchase  Price will be paid as follows:
                  (a) Upon execution of this Agreement by Seller Fifteen Thousand and 00/XX Dollars ($15,000.00) will be paid to STEIN, SIMPSON AND ROSEN, P.A., as Escrow Agent, by delivery of Purchaser's check or wire transfer in the said sum to the said Escrow Agent, and the proceeds thereof shall be held by the Escrow Agent, to be returned to Purchaser as closing or otherwise disbursed in accordance with any other applicable term of this Agreement. The Escrow Agent shall deposit the Fifteen Thousand and 00/XX Dollars ($15,000.00) in an interest-bearing account, and all interest earned on the deposit shall be delivered to the party entitled to the deposit, simultaneously with delivery of the deposit.
                  (b) On or before five (5) days after termination of the Inspection Period as provided in paragraph 5 below, provided Purchaser has not terminated this Agreement, Purchaser shall deposit an additional Fifteen Thousand and 00/XX Dollars ($15,000.00) with Escrow Agent, which additional sum shall be added to and commingled with the initial deposit.
                  (c) On or before five (5) days after the later of the Publix Approval Date (as defined in Paragraph 7(c) below) or the termination of the Inspection Period as provided in Paragraph 6 below, provided Purchaser has not terminated this Agreement, Purchaser shall deposit an additional $40,500.00 with Escrow Agent, which additional sum shall be added to and commingled with the initial deposit.
                  (d) At closing, the balance of the purchase price shall be paid by cashier's check or wire transfer of funds in accordance with Seller's instructions.
         3. Title, Legal and Survey Examination.
                  (a) Within thirty (30) days after the date hereof, at Seller's sole cost and expense, Seller will cause to be delivered to THERREL BAISDEN & MEYER WEISS, 1111 Lincoln Road, Suite 500, Miami Beach, Florida 33139, Purchaser's attorneys, a title insurance commitment naming the Purchaser as proposed insured and in the amount of the purchase price. Copies of all exceptions to title shall accompany the commitment. An examination of said commitment shall show that Seller owns good and marketable fee simple title to the Property subject only to such matters as are acceptable to Purchaser. Purchaser shall have thirty (30) days from receipt of the commitment and copies of all exceptions contained therein within which to examine same. If title is found defective, Purchaser shall, no later than five (5) days after the expiration of the thirty (30) day period, notify Seller in writing specifying the defects. Seller will have no obligation to remove, and Purchaser shall be deemed to have accepted, any exceptions to Seller's title to which Purchaser fails to object in writing within such five (5) day period. If the defects render title unmarketable or contain restrictions, easements or other conditions which are unacceptable to Purchaser in its sole and absolute discretion, then Seller will have sixty (60) days from receipt of the notice within which to remove said defects, provided, however, that Seller shall not be required to commence any litigation or to expend more than $25,000.00 in correcting title defects. Notwithstanding the foregoing, Seller shall have no obligation whatsoever to correct or remove restrictions, easements, reservations or rights of way, but Purchaser shall have the right, if objection is given timely as provided above, to terminate this Agreement by reason thereof, and to receive back all deposits made hereunder. Notwithstanding the foregoing, Seller shall remove or satisfy all mortgages and other liens it has created. If Seller is unsuccessful in removing the defects within said time, Purchaser shall have the option of either accepting title as it then is or demanding a refund of all monies paid hereunder which monies shall be returned to Purchaser, and thereupon Purchaser and Seller shall be released, as to one another, of all further obligations under this Agreement. Seller agrees that if title is found to be unacceptable as hereinabove stated, it will use reasonable effort to correct the defects within the time provided, but with no obligation to commence any litigation.
                  (b) Purchaser shall have a period of sixty (60) days from the date hereof to have a survey of the Property made at Purchaser's expense in order to determine if there are any matters show on the survey which are unacceptable to Purchaser. In the event there are any such matters, same shall be treated as a title defect in accordance with paragraph (a) above, provided that Purchaser shall give notice of any such defect within twenty (20) days following the later of receipt of such survey or expiration of the time provided for obtaining such survey.
         4. Conveyance of Premises. The Property will be conveyed by Special Warranty Deed at closing, free and clear of all encumbrances (except for exceptions to title accepted or deemed accepted by Purchaser), and possession thereof will be delivered to Purchaser at closing.
         5. Prorations. Taxes and other expenses in connection with the Property will be prorated as of the date of closing. If the tax bills for the year of closing are not available, taxes will be prorated based upon the previous year's bill with maximum discount allowed and will be re-prorated upon receipt of the actual tax bills for the year of the closing. Certified liens as of the date of closing will be paid by the Seller. Pending liens, if any, will be assumed by the Purchaser, except that if there are any pending liens for governmental improvements, the installation of which has been completed but for which the lien is not certified as of the last day of The Inspection Period (defined in Paragraph 6 below), such pending liens will be paid by the Seller.
         6. Inspection Period. Purchaser shall have a period of one hundred and fifty (150) days (the "Inspection Period") commencing with the day following the date this Agreement is executed by both parties within which to determine if the Property is acceptable to Purchaser for Purchaser's proposed use. Purchaser shall have unrestricted access to the Property during the Inspection Period in order to inspect and test the Property to determine its acceptability.
                  Purchaser's inspections may include verification through environmental investigations that the site is free from evidence of hazardous substances or contamination of any kind. Should the Purchaser's investigations disclose evidence of contamination of any kind, the Purchaser shall notify the Seller who shall then obtain a PHASE II ENVIRONMENTAL AUDIT (performed by an engineer or testing laboratory approved by the Purchaser) at Seller's sole cost and expense. If closing is held under this Agreement, at closing Purchaser shall reimburse Seller for the cost of such Phase II ENVIRONMENTAL AUDIT. The PHASE II ENVIRONMENTAL AUDIT shall be commenced no later than five days after the termination of the Inspection Period, provided Purchaser has not previously cancelled this contract in accordance with the terms hereof. The PHASE II ENVIRONMENTAL AUDIT shall show evidence satisfactory to the Purchaser that there is no contamination of any kind on the site, or Purchaser may cancel this Agreement and receive back all deposits paid together with all interest earned thereon.
                  Prior to entering upon the Property for any purpose, Purchaser shall provide to Seller proof, satisfactory to Seller, that Purchaser maintains general liability insurance with minimum limits of $1,000,000.00 for any single accident or occurrence with an insurance company reasonably satisfactory to Seller naming Seller and its General Partners, and their respective officers, directors shareholders and partners as additional insureds, protecting Seller and such persons against claims arising out of or relating to the entry by Purchaser or its employees, agents or contractors, onto the property.
                  Purchaser's inspections may also include verification of availability of utilities with sufficient plant capacity for the Purchaser's intended use of the Property, all without any moratorium in place. Criteria for utilities shall be in accordance with, but not limited to, the following conditions:

                  (a) That there will be available at the Property line at locations and elevations compatible with the Purchaser's intended design, one or more sewer connections of sufficient size and capacity to allow for a gravity connection of the Purchaser's on-site waste water collection system without the need for any pumping or other mechanical transmission of the waste water.
                  (b) That there will be available at the Property line at locations compatible with the Purchaser's intended design, one or more water connections with sufficient capacity, pressure, and flow to satisfy the Purchaser's potable water, irrigation water, and fire protection requirements without the need for any additional pumping equipment provided by the Purchaser.
                  (c) That there will be available at the Property line at locations compatible with the Purchaser's intended design, electrical service of sufficient capacity to satisfy Purchaser's intended use.
                  (d) That there will be available at the Property line, at locations compatible with the Purchaser's intended design, telephone service of sufficient capacity to satisfy Purchaser's intended use.
                  (e) If necessary, that there will be available at the Property line at locations compatible with the Purchaser's intended design, natural gas service of sufficient capacity to satisfy Purchaser's intended use.
                  (f) That the sub-grade elevation at the Property is sufficient to meet all local, state and federal flood elevation standards without the need for additional import fill which would raise the elevations on the site and shall meet the Purchaser's engineer's specifications, in their sole and absolute discretion.
                  (g) That there will be available at the Property line at locations and elevations compatible with Purchaser's intended design, a storm water out fall with sufficient capacity, allowable by all governing authorities, so that there will be positive drainage off-site without the need of any on-site surface water retention or storage of any type.

                  If Purchaser notifies Seller no later than ten (10) days after the expiration of the Inspection Period that, in the Purchaser's sole determination, the Property is unacceptable for any reason, Purchaser may terminate this Agreement and all deposit monies paid hereunder together with interest earned thereon shall be returned to Purchaser in which event both parties shall be relieved of all further obligations hereunder.
                  Notwithstanding anything herein to the contrary, in the event on or before the expiration of the Inspection Period, Publix Super Markets, Inc. ("Publix") has not approved in writing the Property as a site for a Publix supermarket and provided Purchaser ia diligently pursuing said approval, then upon notice to Seller delivered before the expiration of the Inspection Period, Purchaser shall be entitled to a 90 day extension of the Inspection Period (such extension is herein called the "Extended Inspection Period") for the sole purpose of obtaining Publix's approval of the Property. In the event Purchaser has not received Publix's written approval of the Property on or before the expiration of the Extended Inspection Period, then upon notice to Seller delivered no later than 5 days after the end of the extended Inspection Period, Purchaser shall be entitled to terminate this Agreement and receive back all deposits made hereunder in which event all parties shall be relieved of all further liability hereunder; Purchaser's failure to deliver said Notice timely shall be deemed to be a waiver of the Publix approval as a condition of closing.
                  Purchaser agrees to indemnify and hold Seller harmless from any damage to person or property caused by Purchaser's inspections. Seller acknowledges that Purchaser is a Trustee and that Gerald M. Higier is not liable personally for any such damage.
         7. Conditions Precedent to Purchaser's Obligations. Purchaser shall not be obligated to close this transaction and shall be entitled to a return of its deposit and all interest earned thereon if:
                  (a) As of the date of closing, (i) there are any pending building or utility moratoria preventing construction on the Property and Outparcel #3 and Outparcel #4 described on Exhibit B hereto of an 85,000 square foot one story neighborhood shopping center (as more particularly described in paragraph 8 below) or (ii) the impact fees, the categories of which are listed on Exhibit "B" hereto, together with any similar additional fees which are imposed between the date of this Agreement and the date of closing, which will be imposed on Purchaser's development are more than 133% of the amount of said costs as of the date hereof, determined based on the intended uses of the Property as of the date of closing;
                  (b) On or before ninety (90) days after the Application Date (as hereinafter defined), the Purchaser has not obtained an unconditional building permit together with such other confirmation from the Village of Royal Palm Beach and Palm Beach County as is needed to determine that the Purchaser's development of the Property will be exempted from all applicable concurrency requirements or that same has satisfied all applicable concurrency requirements; provided, however, that if Purchaser is diligently pursuing the obtaining of said permit and confirmation but has not received same within said ninety (90) day period, then upon notice to Seller, delivered no later than the expiration of said ninety (90) day period, Purchaser may extend the said ninety (90) day period for an additional sixty (60) days. Purchaser agrees to apply for said permit and confirmation and to diligently pursue same within the initial aforementioned ninety (90) day period and then to diligently pursue same during any sixty (60) day extension.
         For purposes of this paragraph (b);
         i)       the "Publix Approval Date" shall be the date of
                  receipt of Publix's approval as referred to in
                  paragraph 6. above;
         ii) the "Satisfaction of Special Conditions Date" shall be the date of satisfaction of all Special Conditions imposed by the Village of Royal Palm Beach for the issuance of a building permit for the Property;
         iii) "Special Conditions" shall be those conditions which do not relate directly to the Property and which will be performed by parties other than the Purchaser which special conditions include, but are not limited to, the commencement of construction of Folsom Road;
         iv) The "Rezoning Date" shall be the date as of which the rezoning of the Property described in Paragraph 8 below is final and not subject to further appeal.
          v)      The "Application Date" is five (5) business days
                  after the last to occur of the Publix Approval
                  Date, the Satisfaction of Special Conditions Date,
                  and the Rezoning Date.
                  (c) If any of Seller's warranties or representations made herein prove to be false in any material respect.
                  (d) If an update of title to be obtained by Purchaser within thirty (30) days of the closing date reveals any matters which were not disclosed on the title commitment delivered in accordance with Paragraph 3 above. In such event, the provisions of Paragraph 3(a) shall be applicable thereto, except that the sixty (60) day period within which Seller may remove objections shall be deemed to run from the date closing was to have occurred, as contemplated in Section 10 below.
         8. Rezoning. The parties acknowledge that the Property is presently in the process of being designated commercial on the existing land use plan governing the Property. Seller has received approval from the Department of Community Affairs ("DCA") of the State of Florida to change said designation to "Commercial," which will allow for the construction of a supermarket, drug store, retail stores (including professional offices) and outparcel uses such as banks, gas stations and restaurants, including fast food restaurants, and the only remaining condition to said change is implementation of the rezoning by the Village of Royal Palm Beach, site plan approval and approval of a Special Exception which will allow development on the Property of a gas station and drive-through restaurant. The Purchaser shall also be required to obtain any other special exceptions required by the Village of Royal Palm Beach and which are required for any proposed uses of the Property. In the event the land use designation described above does not become final or the appropriate rezoning consistent with the change in designation to Commercial has not occurred on or before one hundred and eighty (180) days after the date hereof (the termination of the "Rezoning Period"), then either party may cancel this Agreement by notice to the other party delivered no later than fifteen (15) days after the termination of the Rezoning Period, in which event Purchaser shall receive back its deposit and all interest earned thereon, and all parties shall then be relieved of all obligations hereunder. Seller agrees to diligently pursue all remaining requirements of the completion of the Rezoning.
                  The Purchaser and Seller acknowledge that the 85,000 square feet referred to in paragraph 7(a) above describes the Purchaser's proposed Shopping Center and consists of the following:
         i) A first phase which will consist of a supermarket containing up to 50,000 square feet and two outparcels on the Property to be developed with improvements containing up to 5,000 square feet each. It is contemplated that the improvements described in this first phase will not be permitted to open prior to September, 1997.
         ii) A second phase consisting of 15,000 square feet of retail (including professional) uses on the Property and improvements containing up to 5,000 square feet each on the two Outparcels described as Outparcel #3 and Outparcel #4 on Exhibit "A" hereto. It is expected that the improvements described in this paragraph will not be permitted to open prior to January 1, 2000.
         9. Platting. In the event a platting, re-platting or waiver of Plat is necessary in order for the Seller to sell the Property to the Purchaser, Seller shall cause same to be completed at Purchaser's sole cost and expense. In the event Seller has not commenced any such required platting, re-platting or waiver of plat on or before 30 days after the expiration of the Inspection Period or in the event Seller does not complete same on or before the end of the Rezoning Period, then Purchaser may cancel this Agreement by notice to Seller and Escrow Agent in which event Purchaser shall receive back all deposits made hereunder, together with any interest earned, and all parties shall then be relieved of all further obligations hereunder. Seller shall pursue diligently, in consultation with Purchaser, all applications and work in connection with any matter described herein.
         10. Closing. Unless this Agreement is terminated or extended as herein provided, then this transaction will close fifteen (15) days after the satisfaction of all items identified in this Agreement as contingencies for closing. The closing will take place at 10:00 A.M. on the closing date at the offices of the Seller's attorney. At the closing, Purchaser shall:
                  (a) Execute the closing statement.
                  (b) Execute and deliver such other documents and do such other things as may be required hereunder.
                  (c) Pay for recording the deed.
         At the closing, the Seller shall:
                  (a) Deliver its special warranty deed, in recordable form, and pay for documentary stamps and any surtax on the deed.
                  (b) Deliver a mechanic's lien affidavit in statutory form.
                  (c) Deliver an affidavit attesting to the fact that Seller is not a foreign person. Said affidavit shall be issued in accordance with Section 1445 of the Internal Revenue Code.
                  (d) Execute a "gap" affidavit attesting to the fact that Seller has not executed any documents which might adversely affect title to the Property between the date of the last title update and the date of closing.
                  (e) Execute the closing statement.
                  (f) Pay for Purchaser's title insurance policy.
         11. Termination of Contract. Notwithstanding anything herein to the contrary, in the event the Application Date, as defined in paragraph 7(b)v, has not occurred on or before December 31, 1996, then either party may terminate this Agreement by notice to the other party delivered on or before January 31, 1997 in which event all deposits shall be returned to Purchaser, together with any interest earned thereon, and all parties shall then be relieved of all further obligations hereunder. In the event neither party exercises its right to terminate as provided in this Paragraph 11, the Purchaser shall have been deemed to have waived all of the conditions to closing except those set forth in paragraphs 7(a), (c) and (d) above.
         12. Representations of Seller. The Seller hereby warrants and represents to Purchaser that:
                  (a) Seller has not received any notice from any applicable governing authority advising Seller of any proposed or threatened condemnation of all or any part of Property.
                  (b) Seller is not aware of any proposed or threatened litigation against the Property or against Seller which could have an adverse impact on the Property other than the possibility that an unrelated third party satisfying the applicable standing requirements may file an administrative appeal against the approval by the Village of the amendment to its Comprehensive Plan designating the Property as Commercial.
                  (c) Neither Seller nor, to the best of Seller's knowledge, any prior owner of the Property has used the Property for the storage, disposal or handling of any hazardous materials, toxic waste or other environmental contaminants as same are defined or described in applicable governmental laws or regulations, nor is Seller aware of and Seller has not received any notice of the presence of any such materials, waste or contaminants in, on, or about the Property.
                  (d) To Seller's knowledge, the Property is not part of a Development of Regional Impact.
         13. Dispute. In the event of any litigation between the parties for any matter arising out of this Agreement, the parties agree that the prevailing party shall be entitled to recovery of all costs of said litigation including attorney's fees.
         14. Notice. Notice shall be deemed properly given hereunder when hand-delivered, delivered by Federal Express or other recognized overnight carrier, made in writing and deposited in the United States certified or registered mails, with sufficient postage prepaid thereon to carry it to its addressed destination; and the said notices shall be addressed as follows:

                  For the Seller:    Royal Palm Beach Colony Limited
                                     Partnership
                                     2501 South Ocean Drive
                                     Hollywood, Florida 33019
                                     Attn:  Randy Rieger


                  With a copy to:    David Simpson, Esq.
                                     Stein, Simpson & Rosen
                                     2 University Plaza
                                     Hackensack, NJ 07670


                  For the Purchaser: Gerald M. Higier, Trustee
                                     1541 Sunset Drive, Suite 300
                                     Coral Gables, FL  33143


                  With a copy to:    Ellen Rose, Esquire
                                     Therrel Baisden & Meyer Weiss
                                     1111 Lincoln Road, Suite 500
                                     Miami Beach, FL  33139-0558


         Nothing herein contained shall be construed as prohibiting the parties respectively from changing the place at which notice is henceforth to be given, but no such change shall be effective unless and until it shall have been accomplished by written notice given in the manner set forth in this paragraph 13.
         15. Assignment. This Agreement is assignable by Purchaser to any entity controlled by Gerald M. Higier or The Prudential Insurance Company of America, and Seller agrees to close with Purchaser's assignee.
         16. Broker. Seller and Purchaser represent and warrant to each other that they have not authorized any broker, agent, or finder to act on their behalf other than the R.T.L. Realty, Inc., whose commission Seller shall pay, nor do they have any knowledge of any other broker, agent or finder purporting to act on their behalf in respect to this transaction. Seller and Purchaser hereby agree to indemnify and hold harmless each other from and against any cost, expense, claim, liability or damage resulting from a breach of the representation and warranty contained herein and from any claim by any broker in connection with this transaction.
         17. Default. If Purchaser breaches this Agreement all monies paid or required to be paid pursuant to this Agreement by Purchaser, together with all interest earned thereon, shall be retained by or for the account of Seller as consideration for the execution of this Agreement and as agreed and liquidated damages, in full settlement of any claim for damages, and such remedies shall be the sole and exclusive remedy of Seller. If for any reason other than failure of Seller to make title conform to the requirements of this Agreement, Seller fails, neglects or refuses to convey title to Purchaser under this Agreement or otherwise fails to perform its obligations hereunder, all deposits made by Purchaser, together with all interest earned thereon, shall be returned upon demand, or Purchaser, at its option, shall have the right of specific performance against Seller. If Seller's default is its wrongful failure to close on account of its fraudulent transfer of the Property to another party, then Purchaser shall also have the right to seek damages against the Seller.
         18. Condemnation. If prior to the closing under this Agreement either party hereto receives or obtains any notice of any type that any governmental authority having jurisdiction intends to commence proceedings for the taking of all or a portion of the Property by the exercise of any power of condemnation or eminent domain or notice thereof is recorded in the Public Records of Palm Beach County, Florida, the applicable party shall promptly notify the other and thereupon the Purchaser shall have the option to either (i) terminate this Agreement and receive back all deposit monies paid hereunder, whereupon the parties shall be released and relieved of any further liabilities or obligations under this Agreement or (ii) close this transaction as if no such notice had been received, obtained or recorded, or proceedings commenced, in which case all proceeds of such condemnation otherwise belonging to Seller shall belong to the Purchaser and there shall be no reduction of the Purchase Price or any sums required to be paid to the Seller by the Purchaser hereunder.
         19. Escrow Agent. Any Escrow Agent receiving funds hereunder agrees to deposit same promptly and to hold same in accordance with the terms and conditions of this Agreement. In the event of doubt as to its duties or liabilities hereunder, Escrow Agent may, in its discretion, continue to hold the funds until the parties agree to disbursement thereof or until a court of competent jurisdiction shall determine the rights of the parties thereto, or Escrow Agent may deposit same with the Clerk of the Circuit Court having jurisdiction of the dispute and upon notifying all parties of such action, the liability of the Escrow Agent hereunder shall terminate, except for accounting of all sums disbursed hereunder out of escrow. In the event of any suit between Seller and Purchaser wherein the Escrow Agent is made a party by virtue of acting as Escrow Agent hereunder, or in the event of any suit wherein Escrow Agent interpleads the subject matter of the escrow, the Escrow Agent shall be entitled to recover reasonable attorneys' fees and costs incurred, said fees and costs to be charged and assessed as court costs in favor of the prevailing party. All parties agree that the Escrow Agent shall not be liable to any party or person whomsoever for misdelivery to Purchaser or Seller of the items subject to this escrow, unless said misdelivery shall be due to willful breach of this Agreement or gross negligence of the Escrow Agent.
         Seller acknowledges that Escrow Agent is Purchaser's attorney. In the event of a dispute which requires that Escrow Agent interpleads the escrow amount or in the event of any other litigation between the parties on account of the terms hereof. Seller agrees that Escrow Agent may continue to act in its capacity as Purchaser's attorney in settling or litigating said dispute.
         20. Options.
                  (a) Outparcels. Provided closing on the Property occurs pursuant to the terms hereof, as same may be amended from time to time by the parties, Purchaser shall have the option to purchase the two (2) parcels identified as Outparcel #3 and Outparcel #4 (together, the "Parcels" and individually, a "Parcel") on Exhibit "F" hereto under the following terms and conditions:
                           (i) The options may only be exercised if the lease or
sale contemplated by Purchaser as hereinafter described, is a bone fide transaction entered into at arms length on commercially reasonable terms. As a condition to exercise, Purchaser shall provide to Seller, simultaneously with any purported exercise of an option, an affidavit, sworn to by Gerald Higier, certifying that Purchaser intends to lease or sell the Parcel for a specified use or purpose which is set forth in reasonable detail with appropriate supporting documentation. If the Parcel is proposed to be leased, the terms and conditions of the proposed leasing of the Parcel shall be set forth as shall the identity of the proposed tenant. If the Parcel is proposed to be sold, the proposed sales price and other conditions of the transactions and the identity of the proposed purchaser shall be set forth. Purchaser shall further certify that the proposed transaction is a bone fide transaction being entered into at arms length with an unrelated party capable of performing its obligations and that neither Purchaser nor any of its partners, principals, shareholders or other equity owners nor any of the immediate relatives of any such persons has any interest or expectancy, direct or indirect, in the transaction or in the proposed tenant or purchaser. In the event the purchaser of the Property is an entity in which The Prudential Insurance Company of America, or other similar institutional investor, holds an interest, then a third party purchaser or tenant shall not be deemed to be related to such institutional investor unless said purchaser or tenant is a wholly owned subsidiary of the institutional investor. Information as to rental shall include the calculation of the "Average Annual Rental" which shall be the average annual rent over the first five (5) years of the proposed lease, including any option periods, if necessary, calculated as though all amounts of free rent, rent concessions, fixed rent, escalations and tenant allowances or other considerations to be provided to tenant by purchaser were amortized over the entire term of the lease including renewal periods, if applicable renewal options are reasonably expected to be exercised during such first five (5) year term, if applicable. The purchase price payable upon the exercise of either or both of the said options by Purchaser shall, if (x) Purchaser intends to lease a Parcel to an unrelated third-party, be equal to five (5) times the amount of the Average Annual Rental as described above; (y) Purchaser intends to sell the Parcel to an unrelated third-party, be equal to fifty percent (50%) of the net proceeds received by Purchaser at Closing. Seller agrees to deliver a special warranty deed directly to the third party, if Purchaser so requests. In all events, the purchase price shall be reduced by all out of pocket expenses related to the sale or lease of the Parcels and incurred by the Purchaser, including but not limited to, documentary stamp taxes, broker fees, attorney's fees, title examination costs, items usually prorated on a sale or lease, as the case may be, and all other similar expenses. Nothwithstanding anything herein contained to the contrary, in no event shall the purchase price to be paid by Purchaser to Seller hereunder be less than $3.50 per square foot of the land included in the Parcel being purchased.
                           (ii)  Purchaser  may elect to purchase  both  Parcels
simultaneously, each individually, or one and not the other.
                           (iii)  The  option  is  exercisable  by notice to the
Seller delivered no later than five (5) years after the date of closing of the Property (the "Parcels Option Expiration Date"). The Parcels Option Expiration Date for each Parcel shall be accelerated by one (1) day for each day prior to January 1, 2000 on which a Certificate of Occupancy would become obtainable for improvements on such Parcel. The parties acknowledge that as of the date hereof it is contemplated that the rezoning will not allow for a Certificate of Occupancy on either Parcel prior to January 1, 2000.
                           (iv) Closing  shall occur on or before six (6) months
after the Parcels Option Expiration Date.
                           (v) In the  event  Purchaser  delivers  a  notice  of
exercise of option, then paragraphs 3, 4, 5, 6(f), 6(g), 7(a)(i), 9 and 10 hereof shall apply. It is a condition of closing that prior to closing an unconditional building permit be obtained for improvements on the Outparcels and that same not be revoked. Purchaser agrees to diligently pursue the building permit application. In the event Purchaser exercises its option hereunder and then does not close for any reason other than Seller's default, then Purchaser shall reimburse Seller for all reasonable expenses incurred by Seller on account of Purchaser's exercise of its option.
                           (vi) Prior to the Parcels Option Expiration Date, the
Parcels shall not be improved or otherwise developed.
                           (vii)  If  the  Purchaser  exercises  its  option  to
purchase one, but not both Outparcels, then the Purchaser shall determine the exact dimensions of the Outparcel to be purchased, provided, however:
                                    (1)     The remaining  Outparcel  shall be a
                                            rectangular   (or   square)   shaped
                                            parcel  of land  whose  measurements
                                            shall not be less  than two  hundred
                                            (200) feet by two hundred (200)feet.
                                    (2)     Depending  upon the  location of any
                                            curb cut or cuts  which are  located
                                            on   Southern   Boulevard   on   the
                                            southern boundary of the Outparcels,
                                            Purchaser  and  Seller  shall  enter
                                            into appropriate  perpetual easement
                                            agreements  so that  such  curb  cut
                                            will provide full,  unrestricted and
                                            open   vehicular   access   to  both
                                            Outparcels.
         Notwithstanding the foregoing, in the event prior to the Purchaser's exercise of its option with respect to a Parcel, the Seller receives an unsolicited bona fide offer from a third party to purchase or lease either of the Parcels which offer the Seller desires to accept, then Seller shall first present said offer to the Purchaser who shall have a period of fifteen (15) days within which to elect to purchase the respective Parcel for five (5) times the amount of the Average Annual Rental (as defined above) for any lease or one-half of the net proceeds which would have been received by the Seller at a closing with the third party. In the event Purchaser exercises its option, then Seller shall pay for the documentary stamp taxes on the deed and Purchaser shall pay the cost of title examination and the title insurance policy. In the event Purchaser exercises its option, then closing shall take place sixty (60) days after the date of exercise of the option provided however that if Purchaser obtains a title commitment showing any exceptions which are unacceptable to Purchaser, then same shall be treated in the same manner as objections are treated in paragraph 3(a) above, and provided further that if Purchaser obtains a survey of the subject Property and has any objections to the matters shown on same, same shall be treated in accordance with paragraph 3(b) above.
         Notwithstanding the foregoing right of Seller to accept a contract from a third party, Seller agrees that it will not actively market the Parcels for sale to third parties. In that regard Seller agrees that it will not advertise same for sale, place a "for sale" sign on said Property, retain a real estate broker to market same, or take any other action which is similar to the foregoing.
                  (b) Adjoining Land. Provided closing on the Property occurs pursuant to the terms hereof, as same may be amended from time to time by the parties, Purchaser shall have the option to purchase the property identified as Parcel A on Exhibit "G" hereto under the following terms and conditions:
                           (i) The  purchase  price  shall  be Three  and  50/XX
Dollars ($3.50) per square foot, net of all rights of way for the Folsom Road and Southern Boulevard, with the exact square footage to be determined by survey.
                           (ii) The  option  is  exercisable  by  notice  to the
Seller delivered no later than four (4) years after the date of closing of the property (the "Parcel A Option Expiration Date"). The Parcel A Option Expiration Date shall be accelerated by one (1) day for each day prior to January 1, 2000 on which a Certificate of Occupancy would become obtainable for Parcel A for commercial use.
                           (iii) Closing shall occur on or before six (6) months
after the Parcel A Option Expiration Date.
                           (iv) In the  event  Purchaser  delivers  a notice  of
exercise of option, then paragraphs 3, 4, 5, 6(f), 6(g), 7(a)(i), 9 and 10 hereof shall apply. It is a condition of closing that prior to closing an unconditional building permit be obtained for improvements on the Parcel and that same not be revoked. Purchaser agrees to diligently pursue the building permit application. In the event Purchaser exercises its option hereunder and then does not close for any reason other than Seller's default, then Purchaser shall reimburse Seller for all reasonable expenses incurred by Seller on account of Purchaser's exercise of its option.
                           (v)  Prior to the  Parcel A Option  Expiration  Date,
Parcel A shall not be improved or otherwise developed.
                  Notwithstanding the foregoing, in the event after the date which is two (2) years from the date of closing under paragraph 10 hereof, but prior to the Parcel A Option Expiration Date Seller receives a bona fide offer from a third party purchaser to purchase Parcel A for a price which is less than the price set forth in paragraph (b)(i) above and which offer the Seller desires to accept, then Seller shall first present said offer to Purchaser who shall have a period of fifteen (15) days within which to elect to purchase Parcel A in accordance with the terms of the third party offer. In the event Purchaser does not elect to purchase Parcel A, then Seller may sell same in accordance with the offer from the third party provided the third party offer is not contingent on a zoning change. Notwithstanding the foregoing right of Seller to accept a contract from a third party, Seller agrees that its only marketing efforts for Parcel A shall be to multi-family residential users. Any signs, advertising, listing agreements or other methods of marketing said Parcel A shall put all third parties on notice that same is being marketed for multi-family use only. Except as herein provided, Seller may not sell Parcel A prior to the Parcel A Option Expiration Date.
                  (c) Simultaneously with the closing of the purchase and sale of the Property, a Notice of Option and Other Matters in the form attached hereto as Exhibit "B" shall be recorded by Seller in the Public Records of Palm Beach County, Florida. Said notice shall restrict the Parcels in the manner set forth in said notice. At closing, two (2) separate Terminations of Notice of Option shall be delivered to the Seller's attorney to be held in escrow. Provided The Parcels Option Expiration Date has occurred and the Purchaser has not exercised its option to purchase either Out Parcel #3 or Out Parcel #4, then the Seller's attorney may record the Termination of Notice of Option which is in the form attached hereto as Exhibit D, and provided the Parcel A Expiration Date has occurred and the Purchaser has not exercised its option to purchase Parcel A prior to said date, then the Seller's attorney may record the Notice of Termination in the form attached hereto as Exhibit E. An Escrow Agreement reflecting these terms shall be executed at closing.
         21. Seller Acceptance. Seller will have until 5:00 P.M. December 1, 1995 to accept and return a fully executed contract to Purchaser.
         22. Survival. The provisions of this Agreement shall not survive the closing of this transaction.
         IN WITNESS WHEREOF, the parties hereto have hereunto placed their hands and seals, this 1st of December, 1995. Signed, sealed and delivered in the presence of:
                                           SELLER
Rebecca Spinaldi
C.A. ?????                                 ROYAL PALM BEACH COLONY LIMITED
Ellen ???????                              PARTNERSHIP, a Florida limited
John ????????                              partnership

                                           By: STEIN MANAGEMENT COMPANY, INC.,
                                               Managing General Partner

                                               /s/Randy Rieger
                                               Vice President

                                           PURCHASER

                                           /s/Gerald M. Higier
                                           GERALD M. HIGIER, Trustee

                                                                    EXHIBIT 4(f)

                               AGREEMENT-24 ACRES

         THIS AGREEMENT, is made and entered into this _____ day of ____________, 1995 by and between Royal Palm Beach Colony, Limited Partnership and John Morris, hereinafter together called "Sellers," and GERALD M. HIGIER, Trustee, hereinafter called "Purchaser," their heirs, executors, administrators, personal representatives, successors and permitted assigns, wherever the context so requires or admits:

                              W I T N E S S E T H:

         WHEREAS, the Sellers own the fee simple interest in approximately twenty-four (24) acres of land, net of all road rights of way, located at the Northeast corner of the intersection of Seminole Pratt Whitney Blvd, and Orange Drive in Palm Beach County, Florida, which property is more particularly described on Exhibit "A" hereto (the "Property"); and
         WHEREAS, the parts of the Property owned by each Seller are also more specifically shown on Exhibit "A" hereto, and
         WHEREAS, the only portion of the Property not now owned by Sellers is referred to more specifically in Section 9 below; and
         WHEREAS, Purchaser wishes to purchase and Sellers wish to sell the Property on the terms and conditions set forth herein;
         NOW, THEREFORE, in consideration of the premises, as well as the mutual covenants herein contained, it is agreed as follows:
         1. Purchase Price. Sellers agree to sell, and Purchaser agrees to purchase the Property for the sum of One Dollar and Ninety Cents ($1.90) per square foot of the Property net of all road rights of way which are dedicated to the public or to the Indian Trail Water Control District (i.e., Purchaser acknowledges that Purchaser shall pay the specified purchase price for the square footage of the Property that is used for on-site access drives and roadways, with the exact square footage of the Property to be determined by survey as hereinafter provided).
         2.  Payment  of  Purchase  Price.  The  Purchase  Price will be paid as follows:
                  (a) Upon  execution of this  Agreement by Sellers Ten Thousand and 00/xx ($10,000.00) Dollars will be paid to THERREL BAISDEN & MEYER WEISS, as Escrow Agent, by delivery of Purchaser's check or wire transfer in the said sum to the said Escrow Agent, and the proceeds thereof shall be held by the Escrow Agent, to be returned to Purchaser at closing or otherwise disbursed in accordance with any other applicable term of this Agreement. The Escrow Agent shall deposit the Ten Thousand Dollars ($10,000.00) in an interest-bearing account, and all interest earned on the deposit shall be delivered to the party entitled to the deposit, simultaneously with delivery of the deposit.
                  (b) At  closing,  the balance of the  purchase  price shall be paid by cashier's check or wire transfer of funds in accordance with Seller's instructions.
         3. Title, Legal and Survey Examination.
                  (a) Within thirty (30) days after the date hereof, at Sellers'
sole cost and expense, Sellers will cause to be delivered to THERREL BAISDEN & MEYER WEISS, 1111 Lincoln Road, Suite 500, Miami Beach, Florida 33139, Purchaser's attorneys, a title insurance commitment for the Property naming the Purchaser as proposed insured and in the amount of the purchase price. Copies of all exceptions to title shall accompany the commitment. An examination of said commitment shall show that Sellers own good and marketable fee simple title to the Property (except for the portion described in Section 9 below) subject only to such matters as are acceptable to Purchaser. Purchaser shall have thirty (30) days from receipt of the commitment and copies of all exceptions contained therein within which to examine same. If title is found defective, Purchaser shall, no later than five (5) days after the expiration of the thirty (30) day period, notify Sellers in writing specifying the defects. If the defects render title unmarketable or contain restrictions, easements or other conditions which are unacceptable to Purchaser in its sole and absolute discretion, then Sellers will have sixty (60) days from receipt of the notice within which to remove said defects. If Sellers are unsuccessful in removing the defects within said time, Purchaser shall have the option of either accepting title as it then is or demanding a refund of all monies paid hereunder which monies shall be returned to Purchaser, and thereupon Purchaser and Sellers shall be released, as to one another, of all further obligations under this Agreement. Sellers agree that if title is found to be unacceptable as hereinabove stated, it will use diligent effort to correct the defects within the time provided therefor, but Sellers shall not be obligated to institute any necessary lawsuits. Seller will be obliged to satisfy any liens or mortgages placed on the Property through the action or inaction of Seller; as to all other objections to title, Seller will not be required to spend more than a total of Ten Thousand and 00/xx ($10,000.00) Dollars to correct same.
         Attached hereto as Exhibit "B" is a list of title exceptions which Seller has advised Purchaser encumber the Property. Purchaser agrees that all such items are acceptable to Purchaser.
                  (b) Sellers  have  delivered  to  Purchaser  the most  current survey (or surveys) of the Property in Sellers' possession. The survey was prepared by Mixon Land Surveying, Inc. under Job No. 95- 010 and is dated February 20, 1995. Purchaser shall have a period of thirty (30) days from the date hereof to have the survey updated at Purchaser's expense in order to determine if there are any matters show on the survey which are unacceptable to Purchaser. In the event there are any such matters, same shall be treated as an objection to title in accordance with paragraph (a) above.
         4. Conveyance of Premises. The Property will be conveyed by general Warranty Deed at closing, free and clear of all encumbrances (except for exceptions to title accepted by Purchaser), and possession thereof will be delivered to Purchaser at closing.
         5. Prorations. Taxes and other expenses in connection with the Property will be prorated as of the date of closing. If the tax bills for the year of closing are not available, taxes will be prorated based upon the previous year's bill with maximum discount allowed and will be reprorated upon receipt of the actual tax bills for the year of the closing. Certified liens as of the date of closing will be paid by the Sellers. Pending liens, if any, will be assumed by the Purchaser, except that if there are any pending liens for governmental improvements, the installation of which has been completed but for which the lien has not yet been certified, such pending liens will be paid by the Sellers.
         6.       Conditions Precedent to Purchaser's Obligations.
Purchaser shall not be obligated to close this transaction and shall be entitled to a return of its deposit and all interest earned thereon if:
                  (a) As of the  date  of  closing,  there  are any  pending  or threatened building moratoria preventing construction on the Property of the shopping center more particularly described in paragraph 7(i) below;
                  (b) As of the date of closing,  Purchaser  has not  received a building permit as described in paragraph 7(i) below, including approval of a package sewer treatment plant, all of which Purchaser is required to apply for in accordance with paragraph 7 below, or, if Purchaser has received same, said permit and approval have been revoked;
                  (c) If an update of title  shows any  matters  which  were not present as of the date of the title commitment which Purchaser obtained in accordance with paragraph 3 above; or
                  (d) If the Seller of Lot 505, as more  particularly  described in paragraph 9 below, is not ready, willing and able to close simultaneously with the closing of the balance of the Property hereunder.
         7. Approval Period. Purchaser shall have a period of 18 months (the "Approval Period") beginning with the Date Hereof (as hereinafter defined) within which: (i) to obtain all necessary zoning approvals to allow for construction of a 125,000 square foot shopping center containing a supermarket, drug store, retail stores, restaurants and other uses typically found in neighborhood shopping centers; (ii) apply for a building permit, including approval of a package sewer treatment plant suitable for Purchaser's proposed development, which application shall be made after Purchaser has received approval from Publix Super Markets, Inc. confirming that the Property is approved for a Publix supermarket site. Purchaser agrees to apply for such approval from Publix Super Markets, Inc. no later than thirty (30) days after the date hereof and to diligently pursue said approval. The aforementioned governmental approvals shall also include approval of free standing buildings containing up to 7500 square feet each, which buildings will be useable as a bank or savings and loan association or fast food restaurant. As part of the Zoning approval process, Purchaser agrees to use diligent effort to apply timely in order to meet the December 1, 1995 land use plan amendment filing deadline of Palm Beach County. Purchaser shall diligently pursue all applications. In the event prior to the termination of the Approval Period Purchaser has not:
                           (i)  obtained   all   necessary   zoning   approvals,
including a building permit for the construction of the shopping center which shall be subject to only those conditions which are acceptable to Purchaser;
                           (ii)  obtained an approval  from Publix Super Markets
for the use of the Property as a Publix supermarket site;
                           (iii)  obtained  approval for the  construction  of a
package treatment plant in such size, with such capacity and to be situated in a location acceptable to Purchaser;
                           (iv)  obtained all other  approvals  for  Purchaser's
development of the aforedescribed shopping center, then Purchaser may cancel this Agreement by delivery of a notice of cancellation to Sellers no later than 10 days after the expiration of the Approval Period in which event all deposits herein made together with all interest thereon shall be returned to Purchaser and all parties shall then be relieved of all further obligation thereunder.
         8. Platting. In the event a platting, replatting or waiver of Plat is necessary in order for the Sellers to sell the Property to the Purchaser, Purchaser shall cause same to be completed at its sole cost and expense. Sellers shall cooperate with Purchaser in the platting process and shall promptly sign any and all applications, plats or other matters requested by Purchaser with respect to same.
         9. Residential Lot. Part of the Property is designated as Lot 505 on Exhibit "A" and currently is improved with a residence. Lot 505 is not owned by the Sellers. Purchaser hereby agrees to use its best effort to enter into a contract with the owners of Lot 505 to purchase Lot 505 pursuant to an Option Agreement suitable to Purchaser. The purchase price to be paid pursuant to the option shall be $2.00 per square foot of said option property or such other price as is accepted in writing by the Purchaser, and closing thereunder shall occur simultaneously with the closing hereunder and be conditioned upon said closing. In the event Purchaser has not entered into said Option Agreement with the owners of Lot 505 on or before February 1, 1996 then Purchaser may cancel this contract by notice to Sellers and Escrow Agent in which event Purchaser shall receive back all deposits made hereunder together with any interest earned and all parties shall then be relived of all further obligations hereunder.
         10. Closing. Unless this Agreement is terminated or extended as herein provided, then this transaction will close thirty (30) days after the satisfaction of all items identified in this Agreement as contingencies for closing, but in no event later than nineteen (19) months from the Date Hereof (as hereinafter defined). The closing will take place at 10:00 A.M. on the closing date at the offices of the Sellers attorney. At the closing, Purchaser shall:
                  (a) Execute the closing statement.
                  (b) Execute and deliver such other documents and do such other things as may be required hereunder.
                  (c) Pay for recording the deed.
         At the closing, the Sellers shall:
                  (a) Deliver its general warranty deed, in recordable form, and pay for documentary stamps and surtax on the deed.
                  (b) Deliver a mechanic's lien affidavit in statutory form.
                  (c) Deliver an affidavit attesting to the fact that Sellers is not a foreign person. Said affidavit shall be issued in accordance with Section 1445 of the Internal Revenue Code.
                  (d) Execute a "gap" affidavit attesting to the fact that s has not executed any documents which might adversely affect title to the Property between the date of the last title update and the date of closing.
                  (e) Execute the closing statement.
                  (f) Pay for Purchaser's title insurance policy.
         11. Representation of Sellers. The Sellers hereby warrant and represent to Purchaser that:
                  (a) Sellers have not received any notice from any applicable governing authority advising Sellers of any proposed or threatened condemnation of the Property.
                  (b) Sellers is not aware of any proposed or threatened litigation against the Property or against Sellers which could have an adverse impact on the Property.
                  (c) Neither Sellers nor any prior owner of the Property has used the Property for the storage, disposal or handling of any hazardous materials, or toxic waste or other environmental contaminants, nor are Sellers aware of and Sellers have not received any notice of the presence of any such materials, waste or contaminants in, on or about the Property.
                  (d) The  Property  is not part of a  Development  of  Regional
                  Impact.
         12. Dispute. In the event of any litigation between the parties on account of any matter arising out of this Agreement, the parties agree that the prevailing party shall be entitled to recovery of all costs of said litigation including attorney's fees.
         13. Notice. Notice shall be deemed properly given hereunder when hand-delivered, delivered by Federal Express or other recognized overnight carrier, made in writing and deposited in the United States certified or registered mails, with sufficient postage prepaid thereon to carry it to its addressed destination; and the said notices shall be addressed as follows:

                  For the Sellers:   Royal Palm Beach Colony Limited
                                     Partnership
                                     2501 South Ocean Drive
                                     Hollywood, Florida 33019

                                     ATTN:  Randy Rieger

                                     John Morris
                                     721 US Highway 1, Suite 205
                                     North Palm Beach, Florida 33408

                  With a copy to:    David Greenberg, Esquire
                                     1371 SW 12th Avenue
                                     Pompano Beach, Florida 33069

                  For the Purchaser: Gerald M. Higier, Trustee
                                     1541 Sunset Drive, Suite 300
                                     Coral Gables, Florida  33143

                  With a copy to:    Ellen Rose, Esquire
                                     Therrel Baisden & Meyer Weiss
                                     Suite 500
                                     1111 Lincoln Road Mall
                                     Miami Beach, Florida  33139-0558

         Nothing herein contained shall be construed as prohibiting the parties respectively from changing the place at which notice is henceforth to be given, but no such change shall be effective unless and until it shall have been accomplished by written notice given in the manner set forth in this paragraph 14.
         14. Assignment. This Agreement is assignable by Purchaser subject to the Sellers' prior written approval which shall not be unreasonably withheld or delayed.
         15. Broker. Sellers and Purchaser represent and warrant to each other that they have not authorized any broker, agent, or finder to act on their behalf other than the RTL Realty, whose commission Sellers shall pay pursuant to separate listing agreements, nor do they have any knowledge of any other broker, agent or finder purporting to act on their behalf in respect to this transaction. Sellers and Purchaser hereby agree to indemnify and hold harmless each other from and against any cost, expense, claim, liability or damage resulting from a breach of the representation and warranty contained herein and from any claim by any broker in connection with this transaction.
         16. Default. If Purchaser breaches this Agreement all monies paid or required to be paid pursuant to this Agreement by Purchaser, together with all interest earned thereon, shall be retained by or for the account of Sellers as consideration for the execution of this Agreement and as agreed and liquidated damages, in full settlement of any claim for damages, and such remedies shall be the sole and exclusive remedy of Sellers. If for any reason other than failure of Sellers to make title good and marketable as required by this Agreement, Sellers fail, neglect or refuse to convey title to Purchaser under this Agreement or otherwise fails to perform their obligations hereunder, all deposits made by Purchaser, together with all interest earned thereon, shall be returned upon demand, or Purchaser, at its option, shall have the right of specific performance against Sellers. If Sellers default is their wrongful failure to close on account of its fraudulent transfer of all or any part of the Property to another party, then Purchaser shall also have the right to seek damages against the Sellers.
         17. Condemnation. If prior to the closing under this Agreement either party hereto receives or obtains any notice of any type that any governmental authority having jurisdiction intends to commence proceedings for the taking of all or a portion of the Property by the exercise of any power of condemnation or eminent domain or notice thereof is recorded in the Public Records of Palm Beach, County, Florida, the applicable party shall promptly notify the other and thereupon the Purchaser shall have the option to either (i) terminate this Agreement and receive back all deposit monies paid hereunder, whereupon the parties shall be released and relieved of any further liabilities or obligations under this Agreement or (ii) close this transaction as if no such notice had been received, obtained or recorded, or proceedings commenced, in which case all proceeds of such condemnation otherwise belonging to Sellers shall belong to the Purchaser and there shall be no reduction of the Purchase Price or any sums required to be paid to the Sellers by the Purchaser hereunder.
         18. Escrow Agent. Any Escrow Agent receiving funds hereunder agrees to deposit same promptly and to hold same in accordance with the terms and conditions of this Agreement. In the event of doubt as to its duties or liabilities hereunder, Escrow Agent may, in its discretion, continue to hold the funds until the parties agree to disbursement thereof or until a court of competent jurisdiction shall determine the rights of the parties thereto, or Escrow Agent may deposit same with the Clerk of the Circuit Court having jurisdiction of the dispute and upon notifying all parties of such action, the liability of the Escrow Agent hereunder shall terminate, except for accounting of all sums disbursed hereunder out of escrow. In the event of any suit between Sellers and Purchaser wherein the Escrow Agent is made a party by virtue of acting as Escrow Agent hereunder, or in the event of any suit wherein Escrow Agent interpleads the subject matter of the escrow, the Escrow Agent shall be entitled to recover reasonable attorneys' fees and costs incurred, said fees and costs to be charged and assessed as court costs in favor of the prevailing party. All parties agree that the Escrow Agent shall not be liable to any party or person whomsoever for misdelivery to Purchaser or Sellers of the items subject to this escrow, unless said misdelivery shall be due to willful breach of this Agreement or gross negligence of the Escrow Agent.
         Sellers acknowledge that Escrow Agent is Purchaser's attorney. In the event of a dispute which requires that Escrow Agent interpleads the escrow amount or in the event of any other litigation between the parties on account of the terms hereof. Sellers agree that Escrow Agent may continue to act in its capacity as Purchaser's attorney in settling or litigating said dispute.
         19. Purchaser's Due Diligence. In the event this transaction shall fail to close for any reason, then Purchaser shall deliver to Seller copies of any studies, surveys, etc. which Purchaser obtained in its inspection of the Property, and in the event Purchaser does not have any duplicate copies of same, Purchaser shall make same available for Seller to copy.
         20.  Allocations.  The Property is owned in the following  percentages:
Royal Palm Beach Colony, 50.94%; John Morris, 49.06%. The purchase price shall be divided between the Sellers in accordance with those percentages, and Sellers agree to divide the expense of this transaction between them in the foregoing percentages.
         21. Purchaser's Efforts. Purchaser agrees to use good faith and to diligently pursue all approvals, including the replat of the Property, which are required to be pursued by Purchaser herein.
         22. Sellers' Acceptance. Sellers will have until 5:00 P.M. _____________________, 1995 to accept and return a fully executed Agreement to Purchaser.
         23. Date Hereof. For purposes hereof, the "Date Hereof" shall be the date both parties are in receipt of a fully executed copy of this Agreement.
         24. Survival. The provisions of this Agreement shall not survive the closing of this transaction, unless specifically provided otherwise.

         IN WITNESS WHEREOF, the parties hereto have hereunto placed their hands and seals, this _____ of_________________, 1995.

Signed, sealed and delivered               SELLER
in the presence of:
                                           ROYAL PALM BEACH COLONY LIMITED
                                           PARTNERSHIP

                                           By: Stein Management Co.,
                                               Inc., a Florida
                                               Corporation, Managing
                                               General Partner

                                               By: _____________________________
                                                   RANDY REIGER
                                                   Vice President

                                           _____________________________________
                                           JOHN MORRIS


                                           PURCHASER

/s/Ellen ??????????????????????            /s/Gerald M. Higier
/s/????????????????????????????            GERALD M. HIGIER, Trustee

                                   EXHIBIT "B"


1.   Taxes or special assessments for the year of closing.

2. Any claim that any portion of the lands are sovereign lands of the State of Florida including submerged, filled or artificially exposed lands and lands accreted to such lands.

3. Reservations of 1/2 of all of the rents and royalties paid or payable for any oil, gas or other mineral, whether metallic or non-metallic and mineral rights on, in or under the land herein conveyed. The exploration, mining and developing of same can only be done with the permission of the then surface owner, all as set forth in Deed from Elizabeth L. Randolph, et. al. to Royal Palm Beach Colony, Inc., as recorded April 9, 1969 in OR Book 1714 at Page 1410 of the Public Records of Palm Beach County, Florida; as affected by conveyances recorded in OR Book 1802 at Page 266; OR Book 3710 at Pages 1109 and 1111; OR Book 5302 at Pages 1896, 1897 and 1898; OR Book 5926 at Page 1774; So far as same shall affect lands in Section 30, Township 42 South Range, 41 East, Palm Beach County, Florida.

4. Declaration of Easements as granted by Royal Palm Beach Colony, Inc., in favor of the Indian Trail Water Control District for road, flood and water control purposes dated April 22, 1970 and recorded May 18, 1970 in OR Book 1810 at Page 491 of the Public Records of Palm Beach County, Florida, so far as same shall affect lands in Section 30, Township 42, South Range 41 East, Palm Beach County, Florida. Purchaser accepts same subject to location of the Easements on a survey.

5. Tri-party Easement Agreement recorded December 27, 1976 in OR Book 2621 at Page 420 of the Public Records of Palm Beach County, Florida. Purchaser accepts same subject to location of the Easements on a survey.

6. Order Extending Boundaries of the Indian Trail Water Control District to include all of Section 30, Township 42, South Range 41 East and other lands as recorded October 14, 1970 in OR Book 1845 at Page 68 of the Public Records of Palm Beach County, Florida.

7. Resolution Number R-86-434 filed by the Board of County Commissioners of Palm Beach County in regard to the use of septic tanks when approved by the Palm Beach County Health Department as recorded April 14, 1986 in OR Book 4846 at Page 1542 of the Public Records of Palm Beach County, Florida.

8. Notice of Interest recorded in OR Book 2492 at page 1359 of the Public Records of Palm Beach County, Florida.